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MARCH 27, 2000

NBC INTERNET INC. (NBCi) APPOINTS WILLIAM J. LANSING AS CHIEF EXECUTIVE OFFICER

HIGHLIGHTS:

-                       Chris Kitze Appointed Vice Chairman


SAN FRANCISCO, MARCH 27, 2000 - NBC Internet, Inc. (Nasdaq: NBCI) announced today that William J. Lansing, 41, former Chairman and CEO of Fingerhut Companies, Inc. and a former senior executive at General Electric (NYSE: GE), has been appointed Chief Executive Officer, succeeding Chris Kitze, who has been appointed Vice Chairman. The announcement was made by NBCi Chairman, Bob Wright. Lansing will be responsible for all aspects of NBCi's operations, including the strategic direction of the company, its day-to-day operations and its financial operations. He will also be responsible for building the company's business through acquisitions, partnerships and alliances.
NBCi is a leading Internet media company connecting buyers to sellers through premier information, entertainment and e-commerce services. NBCi's current suite of Internet properties include the flagship Snap portal service (www.snap.com), the newly-launched NBCi.com broadband portal, XOOM.com, NBC.com, VideoSeeker (www.videoseeker.com) and NBC Interactive Neighborhood (www.nbcin.com). "Will Lansing's background makes him a perfect fit for NBCi," said Wright. "When Chris Kitze came to us and said he wanted to relinquish his operating responsibilities and take a larger role on the Board of Directors, we immediately thought of Will, who understands how to grow companies and reach new markets. He turned around Prodigy, moved Fingerhut into the Internet space, and was a pioneer in interactive marketing at McKinsey. I've known Will for years, including his time at GE, and am confident that he will help accelerate NBCi's growth, build our brand, and find new ways to connect users and customers to our partners.
"We understand Chris's desire to take on new challenges," Wright continued. "As the co-founder of direct e-commerce company XOOM.com and NBCi's first CEO, Chris has done a wonderful job in integrating the company's assets and making NBCi one of the Internet's most popular sites. We expect that he will be an active Vice-Chairman and we will continue to benefit from Chris' visionary skills that helped to build NBCi into a truly integrated media company with broadband, direct e-commerce, international and business-to-business strengths.
"With its strong brands, well-integrated platforms and huge customer base, NBCi has the potential to become one of the great success stories of the Internet. Looking ahead, we will leverage the company's tremendous assets, including the NBC brand, its relationship with GE and NBCi's existing customer data base and direct e-commerce expertise," said Lansing. "No other company can lay claim to this differentiated opportunity of bringing together the best of the Internet, traditional media and e-business. No one on the Internet has a better understanding of its customers than NBCi and I know that we can take advantage of this knowledge to deliver greater value for our partners, customers and shareholders." "I am proud of what we have accomplished at NBCi and I am excited that someone of Will Lansing's capabilities is taking on the company's CEO responsibilities," said Kitze. "In just a short time, NBCi has grown to be the seventh-most visited Web site, serving over 18 million registered members and customers. We have created a unique way for partners to reach customers via television, radio and both broadband and narrowband Internet and I know that Will Lansing will continue to propel NBCi into a leadership position on the Web. I look forward to working closely with Will to take NBCi to the next level." Until last Thursday, Lansing had been Chairman and CEO of Fingerhut Companies, Inc., a wholly-owned subsidiary of Federated Department Stores (NYSE: FD) and a $2 billion revenue direct marketing company. Lansing is credited with building Fingerhut into an e-commerce and e-fulfillment leader, servicing such clients as Wal-Mart.com and Intuit. While at Fingerhut, he led the company's venture capital investments in numerous Internet companies, incubating them with fulfillment support, marketing and traffic-driving promotion. Prior to that he was Vice President Corporate Development at General Electric, where he served as the top business development officer, reporting to GE Chairman Jack Welch, who also sits on the board of directors of NBCi.

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Lansing was also Chief Operating Officer of Prodigy, Inc., where he oversaw the day-to-day operations of that online service company and led the management buyout of the company from Sears and IBM. He was also a Principal of McKinsey & Company, where he was a leader in the firm's Internet practice. Lansing, who began his career as a lawyer, received his J.D. degree, cum laude, from Georgetown University Law School. He received a B.A. from Wesleyan University in Middletown CT. He is on the board of directors of numerous Internet-related companies, including Net Perceptions (Nasdaq:
NETP), Digital River (Nasdaq: DRIV), Select Comfort (Nasdaq: SCSS), Freeshop.com (Nasdaq: FSHP), Bigstar.com (Nasdaq: BGST) and Perfect.com. ABOUT NBC INTERNET, INC.
NBC Internet, Inc. (NBCi), a branded global integrated media company, commenced operations in November 1999. NBCi integrates major media platforms, including Internet, broadcast and cable television and radio, to deliver powerful ways for partners to connect with users and customers. NBCi's flagship mass media consumer Web site, Snap (www.snap.com), provides a comprehensive online experience to users worldwide via Internet search and directory, community, shopping, e-commerce, multimedia and entertainment services across all bandwidths. In February 2000, NBCi launched NBCi.com, a multimedia portal for broadband and high-speed users.
NBCi was created through the combination of Snap, XOOM.com, NBC.com-Registered Trademark-, NBC Interactive Neighborhood, VideoSeeker and a 10 percent equity stake in CNBC.com. NBC Internet publicly trades under the ticker NBCI on The Nasdaq Stock Market. NBC, a subsidiary of General Electric Company, holds a 43.9 percent ownership stake in NBCi and brings to the venture the storied heritage of 70 years of branded media and technology innovations. NBCi is headquartered in San Francisco and has offices in New York City, Los Angeles, Chicago and Paris, France. For more information about NBCi and its constituent Internet services, please see the NBCi corporate Web site at http://www.nbci.com/corporate.
This press release contains statements that are forward-looking. These statements are based on NBCi's expectations of its future results as of the date of this press release. Actual results may differ materially from those projected because of a number of risks and uncertainties, including those listed from time to time in NBC Internet Inc.'s SEC reports, including but not limited to the Registration Statement on Forms S-1 and S-4 filed by NBC Internet, Inc., as amended. Important factors that could cause the results to differ materially from those in any such forward-looking statements include:
NBCi's limited operating history; unpredictability of its quarter-to-quarter results; its unproven business model and dependence on members; risks associated with its international operations; its reliance on a network infrastructure; its dependence on vendors and suppliers; management of its growth and expansion; risks associated with brand development; its reliance on advertising revenue; intense competition with other Web communities and businesses; the risks of infringement of intellectual property rights; risks associated with acquisitions; and reliance on strategic relationships
MEDIA CONTACTS:
Robert Silverman, NBCi Corporate Communications, 212/664-2756, robert.silverman@nbci.com
Lauren Lum, NBCi Corporate Communications, 415/875-7979, laurenl@nbci.com
INVESTOR CONTACT:
Samantha Lee, NBCi Corporate Communications, 415/772-1734, samanthal@nbci.com